Exhibit 11
POTASH CORPORATION OF SASKATCHEWAN INC.
COMPUTATION OF PER SHARE EARNINGS(1)
FOR THE SIX MONTHS ENDED JUNE 30

		2005	2004

A	Net income as reported, Canadian GAAP ($ millions)	$295.5	$123.3

B	Items adjusting net income(2) ($ millions)	$(8.8)	$2.2

C	Net income, US GAAP(2) ($ millions)	$286.7	$125.5

D	Weighted average number of shares outstanding	110,365,000	106,866,000

E	Net additional shares issuable for diluted earnings per share calculation	3,041,000	1,364,000

	CANADIAN GAAP

	Basic earnings per share (A/D)	$2.68	$1.15

	Diluted earnings per share (A/(D+E))	$2.61	$1.14

	UNITED STATES GAAP(2)

	Basic earnings per share (C/D)	$2.60	$1.17

	Diluted earnings per share (C/(D+E))	$2.53	$1.16
(1)   In the third quarter of 2004, the Board of Directors of PCS approved a split of the company’s outstanding common shares on a two-for-one basis in the form of a stock dividend. All comparative share and per-share data have been retroactively adjusted to reflect the stock split.
(2)   US GAAP figures restated, as described and quantified in Note 17 to the unaudited interim condensed consolidated financial statements included in this Amendment.